                                 Exhibit 99.3

           BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                   September  30,         December 31,
                                                                                        2000           1999          1998
                                                                                    (unaudited)      --------      --------
                                                                                    -----------
Assets
Current assets:
     Cash and cash equivalents..................................................        $ 23,894     $ 19,076      $ 12,543
     Investments available for sale, at market value............................          27,668       26,617         3,522
     Receivables from members...................................................          17,212       16,513        20,363
     Receivables from related parties...........................................          24,424       27,098        26,194
     Deferred income taxes......................................................           2,557        1,244         2,224
     Other assets...............................................................          10,426       11,049         9,941
                                                                                        --------     --------      --------
          Total current assets..................................................         106,181      101,597        74,787
Property and equipment, net.....................................................          59,871       61,936        64,562
Other assets....................................................................             615          580           567
                                                                                        --------     --------      --------
          Total assets..........................................................        $166,667     $164,113      $139,916
                                                                                        ========     ========      ========
Liabilities
Current liabilities:
     Medical claims payable.....................................................        $ 19,034     $ 16,609      $ 12,238
     Unearned premiums..........................................................             499          544           639
     Accounts payable and accrued expenses......................................          16,441       14,626        15,035
     Payables to related parties................................................          22,542       28,853        18,363
     Income taxes payable.......................................................          11,240        8,888         3,244
                                                                                        --------     --------      --------
          Total current liabilities.............................................          69,756       69,520        49,519
Obligations for employee benefits...............................................             639          630           628
Deferred income taxes...........................................................           4,211        6,297         7,095
                                                                                        --------     --------      --------
          Total liabilities.....................................................          74,606       76,447        57,242
                                                                                        --------     --------      --------
Net assets representing reserve for protection of members.......................          92,061       87,666        82,674
                                                                                        --------     --------      --------
          Total liabilities and net assets representing reserve for protection
             of members.........................................................        $166,667     $164,113      $139,916
                                                                                        ========     ========      ========



          See Accompanying Notes to Consolidated Financial Statements.
          -----------------------------------------------------------

           BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                        CONSOLIDATED STATEMENTS OF INCOME
                                 (in thousands)


                                                                   For the nine months ended           For the year ended
                                                                          September 30,                   December 31,
                                                                          -------------                   ------------
                                                                       2000          1999         1999         1998       1997
                                                                    (unaudited)  (unaudited)
                                                                     ---------    ---------      --------   --------   --------
Revenues:
   Premium....................................................       $ 71,138      $ 64,793      $ 85,393   $ 80,672   $ 81,322
   Fees and other income......................................         16,731        15,106        20,314     15,583     12,704
   Related party rental income................................          3,690         3,779         5,040      4,166      4,076
                                                                     --------      --------      --------   --------   --------
     Total revenues...........................................         91,559        83,678       110,747    100,421     98,102
                                                                     --------      --------      --------   --------   --------
Operating expenses:
   Health care services.......................................         63,552        54,886        73,070     71,007     74,777
   Commissions................................................             26            31            43         42         42
   General and administrative (excludes depreciation and
     amortization and includes net intercompany charges of
     $13,800, $12,542, $16,586, $15,245, and $12,206,
     respectively, allocated by RightCHOICE Managed Care,
     Inc.)....................................................         20,165        16,461        22,662     24,008     24,792
   Depreciation and amortization..............................          2,091         2,112         2,813      2,796      2,525
   Non-recurring charges......................................            992         2,317         3,761
                                                                     --------      --------      --------   --------   --------

       Total operating expenses...............................         86,826        75,807       102,349     97,853    102,136
                                                                     --------      --------      --------   --------   --------
Operating income (loss).......................................          4,733         7,871         8,398      2,568     (4,034)
                                                                     --------      --------      --------   --------   --------
Investment income:
   Interest and dividends.....................................          2,331         1,231         1,895        592        786
   Realized losses, net.......................................                                                (5,200)       (55)
                                                                     --------      --------      --------   --------   --------
       Net investment income..................................          2,331         1,231         1,895     (4,608)       731
                                                                     --------      --------      --------   --------   --------
Other:
   Interest expense...........................................                                                    (2)       (42)
   Other income (expense), net................................            134            46            40        113         (2)
                                                                     --------      --------      --------   --------   --------
       Total other, net.......................................            134            46            40        111        (44)
                                                                     --------      --------      --------   --------   --------
Income (loss) before provision (benefit) for income taxes
   and cumulative effect of accounting change..............             7,198         9,148        10,333     (1,929)    (3,347)
Provision (benefit) for income taxes..........................          2,803         3,617         4,265       (663)    (1,172)
                                                                     --------      --------      --------   --------   --------
Income before cumulative effect of accounting change..........          4,395         5,531         6,068     (1,266)    (2,175)
Cumulative effect of accounting change for startup costs......                        1,076         1,076
                                                                     --------      --------      --------   --------   --------
Net income (loss).............................................       $  4,395      $  4,455      $  4,992   $ (1,266)  $ (2,175)
                                                                     ========      ========      ========   ========   ========



          See Accompanying Notes to Consolidated Financial Statements.
          ------------------------------------------------------------

           BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                      CONSOLIDATED STATEMENTS OF CHANGES IN
            NET ASSETS REPRESENTING RESERVE FOR PROTECTION OF MEMBERS
                                 (in thousands)

Net Assets Representing Reserve for Protection of Members at December 31, 1996...................................     $85,811
                                                                                                                      -------
     Net unrealized gain on investment securities................................................................         304
     Net loss for the year ended December 31, 1997...............................................................      (2,175)
                                                                                                                      -------
     Comprehensive loss for the year ended December 31, 1997.....................................................      (1,871)
                                                                                                                      -------
Net Assets Representing Reserve for Protection of Members at December 31, 1997...................................      83,940
     Net loss and comprehensive loss for the year ended December 31, 1998........................................      (1,266)
                                                                                                                      -------
Net Assets Representing Reserve for Protection of Members at December 31, 1998...................................      82,674
     Net income and comprehensive income for the nine months ended September 30, 1999 (unaudited)................       4,455
                                                                                                                      -------
Net Assets Representing Reserve for Protection of Members at September 30, 1999 (unaudited)......................      87,129
     Net income and comprehensive income for the three months ended December 31, 1999 (unaudited)................         537
                                                                                                                      -------
Net Assets Representing Reserve for Protection of Members at December 31, 1999...................................      87,666
     Net income and comprehensive income for the nine months ended September 30, 2000 (unaudited)................       4,395
                                                                                                                      -------
Net Assets Representing Reserve for Protection of Members at September 30, 2000 (unaudited)......................     $92,061
                                                                                                                      =======

          See Accompanying Notes to Consolidated Financial Statements.
          -----------------------------------------------------------

           BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                    For the nine months ended          For the year ended
                                                                          September  30,                   December 31,
                                                                        2000          1999        1999        1998        1997
                                                                    (unaudited)   (unaudited)
                                                                    -----------   -----------   --------    --------    --------
Cash flows from operating activities:
   Net income (loss).............................................    $  4,395      $  4,455     $  4,992    $ (1,266)   $ (2,175)

   Adjustments  to  reconcile  net  income  (loss) to net cash provided by (used in) operating activities:
   Depreciation and amortization.................................       2,091         2,112        2,813       2,796       2,525

   (Credit) provision for deferred income taxes..................      (3,399)          215          182        (248)       (836)

   Loss on sale of investments...................................                                              5,200          55

   Accretion of discounts and amortization of premiums, net......        (206)         (133)        (372)                      7

(Increase) decrease in certain assets:
   Receivables from members......................................        (699)        6,079        3,850      (2,580)     (3,265)

   Receivables from related parties..............................       2,674         2,036         (904)     (5,981)     (3,064)

   Other assets..................................................         834         1,101         (854)       (321)     (2,146)

   Other long-term investments...................................                                                           (790)

Increase (decrease) in certain liabilities:
   Medical claims payable........................................       2,425           265        4,371      (2,772)      3,026

   Unearned premiums.............................................         (45)          (84)         (95)         22         308

   Accounts payable and accrued expenses.........................       1,815          (584)        (409)      3,769         403

   Payables to related parties...................................      (6,311)         7,481      10,490       2,230        (940)

   Obligations for employee benefits.............................           9            (2)           2          10         132

   Income taxes payable..........................................       2,352         4,680        5,644       1,669       1,340
                                                                     --------      --------     --------    --------    --------
Net cash provided by (used in) operating activities..............       5,935        27,621       29,710       2,528      (5,420)
                                                                     --------      --------     --------    --------    --------
Cash flows from investing activities:
   Proceeds from matured investments:
       Fixed maturities..........................................      40,290                     10,184
   Proceeds from investments sold:
       Fixed maturities..........................................       6,288        22,246       23,774                   8,514

       Equity securities.........................................                                    712                     200

       Other.....................................................                                              5,384
   Investments purchased:
       Fixed maturities..........................................     (47,669)      (46,479)     (57,660)       (275)
   Property and equipment purchased..............................         (26)         (113)        (187)     (1,672)       (136)
                                                                     --------      --------     --------    --------    --------
Net cash (used in) provided by investing activities..............      (1,117)      (24,346)     (23,177)      3,437       8,578
                                                                     --------      --------     --------    --------    --------
Net increase in cash and cash equivalents........................       4,818         3,275        6,533       5,965       3,158

Cash and cash equivalents at beginning of period.................      19,076        12,543       12,543       6,578       3,420
                                                                     --------      --------     --------    --------    --------
Cash and cash equivalents at end of period.......................    $ 23,894      $ 15,818     $ 19,076    $ 12,543    $  6,578
                                                                     ========      ========     ========    ========    ========

Supplemental Disclosure of Cash Information:
       Interest paid.............................................                                           $     42    $     42

       Income tax (payments) refunds (received from) paid to RIT.    $(15,413)     $ (7,086)    $ (7,730)       (842)      2,897

       Income tax payments (refunds).............................      19,263         5,580        5,941      (1,242)     (4,745)
                                                                     --------      --------     --------    --------    --------
       Net income taxes paid (received)..........................    $  3,850      $ (1,506)    $ (1,789)   $ (2,084)   $ (1,848)
                                                                     ========      ========     ========    =========   =========



           See Accompanying Notes to Consolidated Financial Statements.
           ------------------------------------------------------------

           BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (dollars in thousands)

1. Organization and summary of significant accounting policies

     Blue Cross and Blue Shield of Missouri (BCBSMo or the company) is incorporated as a not-for-profit corporation and maintains a Certificate of Authority as a health services corporation. The company provides prepaid hospitalization, medical-surgical and other related health benefits to its members. The company also provides administrative services to self-insured employers and members of other Blue Cross and Blue Shield Plans.

     The company is a licensee of the Blue Cross and Blue Shield Association (BCBSA), the national trade association of Blue Cross and Blue Shield Licensees, each of which holds exclusive right to use the Blue Cross and/or Blue Shield names and service marks in specific geographic areas. Each licensee, including the company, is an independent legal organization and is not responsible for the obligations of other BCBSA licensees.

     The Consolidated Financial Statements include the accounts of BCBSMo and its 100% owned subsidiaries--C&S Properties, Inc., Forty-Four Forty-Four Forest Park Redevelopment Corporation (4444 Forest Park), and R&P Realty, Inc.--after elimination of significant intercompany transactions. These subsidiaries primarily own and operate real estate assets including the company's headquarters building, the adjacent parking facilities, and one other nearby general office building. The company's subsidiaries collect rental income on these real estate assets, including income from a lease between 4444 Forest Park and RightCHOICE Managed Care, Inc. (RIT). The Consolidated Financial Statements exclude all of the assets and liabilities and results of operations of RIT, a majority-owned subsidiary of BCBSMo. Pursuant to a reorganization, BCBSMo's ownership interest in RIT will be transferred to an independent health care foundation as further described in Note 10, "Contingencies."

     The following is a summary of significant accounting policies used in the preparation of the accompanying Consolidated Financial Statements. Such policies are in accordance with generally accepted accounting principles (GAAP), except that the carve-out financial statements exclude all of the assets, liabilities, and operations of RIT, which under GAAP would be consolidated in these financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Although BCBSMo is incorporated as a not-for-profit corporation, the guidance of Statement of Financial Accounting Standards (SFAS) No. 117, "Financial Statements of Not-for-Profit Organizations" does not apply as BCBSMo does not fall within the scope or definition of a not-for-profit organization as defined by SFAS No. 117. As a result, the company's financial statements and notes do not follow the disclosure guidance as provided by SFAS No. 117.

     The interim consolidated financial statements included herein have been prepared by BCBSMo without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the consolidated financial position of the company with respect to the interim consolidated financial statements, and the consolidated results of its operations and its cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.


Cash and cash equivalents

     Cash and cash equivalents are highly liquid investments with an original maturity of three months or less when purchased.


Investments available for sale

     Unaffiliated investments with readily determinable fair values have been classified as available-for-sale. Unrealized gains and losses are computed on the basis of specific identification and are included within the caption entitled "Net assets representing reserve for protection of members" on the Consolidated Balance Sheets, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The specific identification method is used in computing the cost of debt and equity securities sold. Investment securities are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the Consolidated Balance Sheets.

Property and equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on the straight-line basis over the estimated useful life of the respective assets, ranging from 30 years for buildings and 3 to 10 years for furniture and equipment.


     Improvements are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. Realized gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.


Medical claims payable

     In addition to the liability for processed but unpaid claims at period-end, the company provides for the estimated amount of liability arising from medical care provided to members, net of coordination of benefit refunds, for claims still in process, as well as undischarged and unreported claims. Such estimate is based on current membership statistics, claim run-off patterns and certain actuarial formulas. The liability includes estimated processing expenses related to such claims. The methods of making such estimates and for establishing the resulting reserves are continually reviewed and updated by the company and any adjustments are reflected in current operations. Management believes that these estimates will reasonably approximate actual costs; however, such estimates are subject to revision.


Reinsurance

     Pursuant to a reinsurance agreement with RIT, BCBSMo transfers the economic risks and rewards on certain insurance policies originally issued by BCBSMo to a subsidiary of RIT. Premium revenue and health care services expense on the company's Consolidated Statements of Income are presented net of these reinsurance transactions.


Income taxes

     The company utilizes the asset and liability method of accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     BCBSMo files consolidated federal income tax returns with its subsidiaries, including RIT. In accordance with the federal tax-sharing agreement of the consolidated group, federal income tax expense is allocated to the company and its subsidiaries based upon the consolidated income generated by the company and its subsidiaries.


Concentration of credit risk

     The company conducts business in the state of Missouri, and a significant portion of its customer base is concentrated with companies that are located in the metropolitan St. Louis area. The company's participation in the Federal Employee Program (FEP) generated 74.2%, 76.9%, and 79.0% of the company's total revenue in 1999, 1998, and 1997, respectively.

     The company invests its excess cash in interest-bearing deposits with major banks, commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate non-performance by the other parties. Management reviews the stability of these institutions on a periodic basis.

     Investments principally include U.S. Treasury and agency bonds and fixed maturity commercial paper in a variety of companies A rated or better by nationally recognized rating services.

Fair value of financial instruments

     The carrying amount for cash and cash equivalents, receivables, and accounts payable approximates fair value because of the short maturity of those instruments. The fair value of investments available for sale at December 31, 1999 and 1998, respectively, determined based upon quoted market prices, is disclosed in Note 3.


Comprehensive income

     As of January 1, 1998, the company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. For the nine months ended September 30, 2000 and 1999 (unaudited), and the years ended December 31, 1999 and 1998, the company did not have any components of other comprehensive income and the company did not have unrealized gains or losses on investments available-for-sale as of those quarterly (unaudited) and year-end dates. During 1997, the company's unrealized holding gain (net of taxes) was $269. The reclassification adjustment in 1997 for losses included in net income (net of taxes) was $35. Thus, the net unrealized gain on securities during 1997 (net of taxes) was $304.


Revenue recognition and unearned premiums

     For the majority of members, premiums are billed in advance of coverage periods. For all other members, premiums are billed based on actual incurred claims or other contractual arrangements. Premiums are recognized when the payor is obligated to pay and are recorded as earned revenue over the period to which health care coverage relates. Amounts billed but unearned are recorded as unearned premiums. The company's TPA and ASO self-funded program revenue is earned as services are performed and the payor is obligated to pay and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under TPA and ASO contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and administrative fees, and are shown net in the financial statements. Net revenue for these programs is reflected in fees and other income. The company's third-party administrator (TPA) and administrative services only (ASO) self-funded programs do not involve the assumption of insurance or significant credit risks; therefore, revenue from these programs is reflected in "fees and other income." During the years ended December 31, 1999, 1998, and 1997, the company received reimbursements for claims paid of $107,628, $81,340 and $64,135, respectively, from TPA and ASO self-funded groups.

     The company, as a lessor of various real estate properties, accounts for its leases as operating leases and recognizes rental revenue when earned in accordance with SFAS No. 13, "Accounting for Leases."


Non-recurring charges

     During the first nine months and full year of 1999, the company expensed $3.6 million and $5.1 million, respectively, related to the settlement and reorganization of the company with RIT as described in Note 10, "Contingencies." The $3.6 million and $5.1 million include $2.3 million and $3.8 million, respectively, expensed in the non-recurring charges caption of the Consolidated Statements of Income for 1999 plus $1.3 million ($1.1 million, net of tax) that is included in the caption entitled, "Cumulative effect of accounting change for startup costs." These expenses include fees for legal, consulting, and accounting services, as well as other fees related to the settlement and reorganization of the company as described further in Note 10. In the first nine months of 2000, the company recorded net expenses of $1.0 million related to these settlement expenses. These expenses in 2000 were reduced in part due to a change in estimate for certain external legal costs related to the settlement based upon the resolution of certain legal fee obligations determined subsequent to the end of 1999. The company does not accrue legal fees before they are incurred. It is the company's policy to accrue both internal and external legal costs as they are incurred which requires management to make certain estimates of the costs of services rendered. Actual results could differ from those estimates.


Recently issued accounting standards

     The Financial Accounting Standards Board (FASB) released SFAS No. 133 which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000 as extended by SFAS No. 137. The company believes that the adoption of SFAS No. 133 will not have a material impact on the company's financial position or results of operations.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. The SOP requires that certain costs of start-up activities, including organization costs, should be expensed as incurred. The company adopted SOP 98-5 in the first quarter of 1999 and this adoption resulted in a $1.3 million expense write-off ($1.1 million, net of tax) in 1999 relating to costs incurred in 1998 for legal, consulting, accounting and other fees related to the settlement and reorganization of the company with RIT. The company has reported the cumulative effect of this accounting change in the 1999 Statements of Income. In total, through December 31, 1999, the company expensed $5.1 million of costs related to the settlement and reorganization of the company with RIT as described in note 10, "Contingencies."

2. Receivables from members

          Receivables from members consist of the following:

                                                                                      December 31,
                                                                                      ------------
                                                                                    1999        1998
                                                                                    ----        ----
            Underwritten programs.........................................         $16,102     $19,366
            Self-funded programs..........................................             411         997
                                                                                   -------     -------
                                                                                   $16,513     $20,363
                                                                                   =======     =======

     Based on historical collection experience, BCBSMo has not recorded significant write-offs for receivables from members and currently considers its receivables from members to be fully collectible. Accordingly, no allowance for doubtful accounts is recorded.

3. Investments available for sale

          Investments available for sale are summarized below:

                                                                                                          Estimated
                                                                                         Amortized         market
            December 31, 1999                                                               cost            value
            -----------------                                                            ---------        ---------
            Fixed maturities:
                 Short-term investments....................................                $25,829          $25,829
            Equity securities:
                 Common stocks.............................................                    788              788
                                                                                           -------          -------
                                                                                           $26,617          $26,617
                                                                                           =======          =======
                                                                                                          Estimated
                                                                                         Amortized         market
            December 31, 1998                                                               cost            value
            -----------------                                                            ---------        ---------
            Fixed maturities:
                 U.S. Government and agency securities...............................       $  175           $  175
                 Corporate bonds and notes...........................................        1,847            1,847
                                                                                            ------           ------
                                                                                             2,022            2,022
            Equity securities:
                 Common stocks.......................................................        1,500            1,500
                                                                                            ------           ------
                                                                                            $3,522           $3,522
                                                                                            ======           ======

     The company had no unrealized gains or losses on its investments available for sale at December 31, 1999 and December 31, 1998.

     Interest and dividend income is comprised of the following:

                                                                                             Year ended
                                                                                            December 31,
                                                                                            ------------
                                                                                     1999       1998       1997
                                                                                     ----       ----       ----
            Interest on bonds..................................................... $     20   $    172   $     659
            Accretion of discounts and amortization of premiums, net..............      372                     (7)
            Interest on cash equivalents and other investment income..............    1,538        454         260
                                                                                   --------   --------   ---------
            Gross investment income...............................................    1,930        626         912
            Investment expenses...................................................      (35)       (34)       (126)
                                                                                   --------   --------   ---------
                                                                                   $  1,895   $    592   $     786
                                                                                   ========   ========   =========

     The company did not realize gains and losses on the sale of investments available for sale in 1999 and 1998. The company incurred a gross realized loss of $55 in 1997. In 1998, the company realized a loss of $5,200 on the sale of certain properties that were previously owned by the company's C&S Properties, Inc. subsidiary. Proceeds from sales of securities were $24,486, $5,384, and $8,714 during 1999, 1998 and 1997, respectively. All fixed maturity investments at December 31, 1999 have contractual maturities of one year or less.

4. Property and equipment, net

     Property and equipment consist of the following:

                                                                                                  December 31,
                                                                                                  ------------
                                                                                               1999          1998
                                                                                               ----          ----
            Land and buildings............................................................  $ 79,380       $ 79,186
            Furniture and equipment.......................................................        84            239
                                                                                            --------       --------
                                                                                              79,464         79,425
            Less accumulated depreciation and amortization................................   (17,528)       (14,863)
                                                                                            --------       --------
                                                                                            $ 61,936       $ 64,562
                                                                                            ========       ========

     Depreciation and amortization expense was $2,813, $2,796, and $2,525 for the years ended December 31, 1999, 1998, and 1997 respectively.


5. Medical claims payable

     Medical claims payable represents the amounts needed to provide for the estimated ultimate cost of settling claims related to insured events that have occurred on or before December 31. The payable is estimated to include the amounts required for future payment of medical claims that have been reported to the company, claims related to insured events that have occurred but that have not been reported to the company as of December 31, and claims adjustment expenses. Claims adjustment expenses include costs incurred in the claim settlement process such as costs to record, process and adjust claims.

     Activity in medical claims payable is summarized as follows:

                                                                                                1999           1998
                                                                                                ----           ----
            Balance at January 1..........................................................     $12,238       $15,010
            Incurred related to:
                 Current year.............................................................      74,239        71,821
                 Prior years..............................................................      (1,169)         (814)
                                                                                               -------       -------
                      Total incurred......................................................      73,070        71,007
                                                                                               -------       -------
            Paid related to:
                 Current year.............................................................      58,594        60,756
                 Prior years..............................................................      10,105        13,023
                                                                                               -------       -------
                      Total paid..........................................................      68,699        73,779
                                                                                               -------       -------
            Net balance at December 31....................................................     $16,609       $12,238
                                                                                               =======       =======

     The incurred amounts related to prior years represent the differences between the company's estimated claims payable for prior years' claims and the actual amounts required to satisfy such claims.


6. Accounts payable and accrued expenses

     Accounts payable and accrued expenses consist of the following:

                                                                                                     December 31,
                                                                                                     ------------
                                                                                                  1999         1998
                                                                                                  ----         ----
            Accounts payable..............................................................      $ 3,395      $ 6,925
            Accrued salaries and other expenses...........................................        2,107        1,961
            Other accrued expenses........................................................        9,124        6,149
                                                                                                -------      -------
                                                                                                $14,626      $15,035
                                                                                                =======      =======

7. Commitments

     The company has an agreement to sublease certain office space from RIT through 2005. The total rental expense for this lease was $181, $152, and $149 for the years ended December 31, 1999, 1998, and 1997, respectively. Total rental expense (including associated operating expense) is expected to be approximately $200 per year for 2000 through 2005. However, the actual amount could fluctuate based on BCBSMo's pro rata share (based on square footage of space occupied) of the actual operating expenses incurred during those years.

     As described in Note 10, "Contingencies," BCBSMo, RightCHOICE, the Missouri Attorney General, and the Missouri Department of Insurance are working together to settle outstanding litigation and regulatory issues. The proposed settlement entails the reorganization of BCBSMo and RightCHOICE as well as a payment by BCBSMo of $12.78 million to the newly formed Missouri

Foundation for Health. As of September 30, 2000, the company has not recorded this potential payment as a liability on the Consolidated Balance Sheet as significant conditions and contingencies related to the settlement have not been resolved. The company continues to work towards finalizing the settlement as more fully described in Note 10 and plans to accrue this commitment after the significant conditions and contingencies are satisfied.


8. Income taxes

     The components of the provision (benefit) for income taxes are as follows:


                                               Nine months ended September 30,             Year ended December 31,
                                               -------------------------------             -----------------------
                                                  2000               1999                  1999     1998     1997
                                              (unaudited)         (unaudited)
                                              -----------         -----------              ----     ----     ----
Current:
     Federal................................    $ 6,296              $ 3,402              $4,083   $(415)  $  (336)
     State..................................        (94)
                                                -------              -------              ------   -----   -------
                                                  6,202                3,402               4,083    (415)     (336)
Deferred:
     Federal................................     (3,399)                 215                 182    (248)     (836)
                                                -------              -------              ------   -----   -------
                                                $ 2,803              $ 3,617              $4,265   $(663)  $(1,172)
                                                =======              =======              ======   =====   =======

     The effective rate, expressed as a percentage of pre-tax income (loss), differs from the federal statutory rate as follows:


                                                        Nine months ended September 30,       Year ended December 31,
                                                        -------------------------------       -----------------------
                                                              2000          1999              1999     1998      1997
                                                         (unaudited)    (unaudited)
                                                          ---------      ---------            ----     ----      ----
Tax provision (benefit) based on federal statutory rate..   35.0%           35.0%             35.0%   (35.0)%   (35.0)%
State income taxes, net of federal benefit...............   (1.3%)
Settlement expenses and other............................    5.2%            4.5%              6.3%     0.6%
                                                          ------         -------             -----    -----    ------
Effective tax provision (benefit) rate...................   38.9%           39.5%             41.3%   (34.4)%   (35.0)%
                                                          ======         =======             =====    =====    ======

     The primary temporary differences which gave rise to deferred income taxes were as follows:


                                                                                      Year ended December 31,
                                                                                      -----------------------
                                                                                         1999         1998
                                                                                         ----         ----
            Deferred tax assets:
                 Capitalized software.............................................    $    753     $   753
                 Employee benefits................................................       1,131       1,142
                 Unearned premiums................................................                     979
                 Other............................................................       3,562       2,845
                                                                                      --------     -------
                      Total deferred tax assets...................................       5,446       5,719
                                                                                      --------     -------
            Deferred tax liabilities:
                 Depreciation and amortization....................................       3,747       4,252
                 National accounts................................................         772       1,122
                 Incurred but not reported claim adjustments......................       1,832       1,832
                 Medical claims payable discounting...............................       1,113       1,110
                 Other tax-deductible expenses....................................       3,035       2,274
                                                                                      --------     -------
                      Total deferred tax liabilities..............................      10,499      10,590
                                                                                      --------     -------
            Net deferred tax liability............................................    $ (5,053)    $(4,871)
                                                                                      ========     =======

     SFAS No. 109, "Accounting for Income Taxes," requires a valuation allowance against deferred tax assets if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based upon all the available evidence, management believes it is more likely than not that the company will realize its remaining deferred tax assets and, accordingly, no valuation allowance has been provided against such remaining assets as of September 30, 2000, December 31, 1999 and December 31, 1998.


9. Employee benefit plans and deferred compensation

     BCBSMo participates in a defined benefit pension plan and post-retirement benefit plan covering substantially all of its employees.

     The national Blue Cross and Blue Shield Association (BCBSA) is responsible for administration of the defined benefit pension plan in which BCBSMo participates. The benefits are based on years of service and average annual compensation for the employee's highest consecutive five of the last ten years. Plan assets are invested primarily in publicly traded equity securities and bonds. The funding policy is to contribute amounts needed to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 (ERISA), plus additional amounts as may be determined from time to time.

     The company provides certain health care and life insurance benefits for retired and terminated employees. Substantially all BCBSMo employees may become eligible for those benefits if they reach normal retirement age while working for BCBSMo. The health care and life insurance benefits for retired employees are provided through insurance companies whose premiums are based on the benefits paid during the year.

     Direct pension and post-retirement benefit costs, which have been determined in accordance with generally accepted accounting principles and allocated to BCBSMo, are approximated as follows:


                                                                                           Year end December 31,
                                                                                           ---------------------
                                                                                          1999      1998     1997
                                                                                          ----      ----     ----
            Net periodic pension cost................................................     $ 193      $159     $191
            Net periodic post-retirement benefit cost................................       300       287      257
                                                                                          -----      ----     ----
                                                                                          $ 493      $446     $448
                                                                                          =====      ====     ====

     The majority of these costs represent expenses allocated to BCBSMo by RIT pursuant to an administrative services agreement. The components of net periodic pension cost and post-retirement benefit cost for the years ended December 31, 1999, 1998, and 1997 and accrued employee benefits at December 31, 1999, and 1998 are not separately available for BCBSMo. RIT and BCBSMo did not make and were not required to make contributions to the pension plan during 1999 and 1998.

     BCBSMo and RIT also provide certain severance benefits for employees who involuntarily terminate their employment and long-term disability benefits for employees who are disabled. Additionally, BCBSMo provides a pre-tax 401(k) plan covering substantially all of its employees and a Management Incentive Program
(MIP) to management personnel for the achievement of corporate and individual goals. The company expensed $364, $463, and $255 for the years ended December 31, 1999, 1998, and 1997, respectively, for costs associated with the MIP Plan.


10. Contingencies

Litigation of BCBSMo with the Missouri Attorney General and Missouri Department of Insurance and related actions, settlement efforts and proposed reorganization

     In August 1994, BCBSMo created RIT as a for-profit subsidiary. BCBSMo transferred certain of its assets to RIT, and offered to the public 20% of the common stock of RIT (such events are referred to collectively as the 1994 Reorganization and Public Offering). Although the Missouri Department of Insurance (DOI) formally approved the 1994 Reorganization and Public Offering on April 14, 1994, the DOI subsequently claimed that the 1994 Reorganization and Public Offering violated state laws and that BCBSMo was obligated to transfer all of its assets, including all of the stock of RIT that it owned, to the State of Missouri or a charity designated by the State of Missouri.

     On May 13, 1996, BCBSMo filed a declaratory judgment action in the Circuit Court of Cole County Missouri (the Circuit Court) against the DOI and the Missouri Attorney General (the Missouri Attorney General was a necessary party due to his sole authority to enforce nonprofit corporation laws). This litigation is described more fully below under "Litigation relating to the 1994 Reorganization and Public Offering."

     RIT, BCBSMo, the DOI and the Attorney General reached agreement for settlement of this litigation. The settlement is described below under the caption "Agreement for Settlement of Certain Litigation Matters and Reorganization of RIT." The agreement provides for the dismissal of the lawsuit and appeals in which the State officials claimed BCBSMo violated state law. The agreement provides for a corporate reorganization of BCBSMo and RIT and the creation of an independent public benefit health care foundation by December 31, 2000. There are a number of contingencies that might affect the closing of that reorganization. There can be no assurance that those contingencies will be fulfilled. The parties have agreed to use their best efforts to effect the reorganization by December 31, 2000. If the settlement does not go forward, the Attorney General and DOI will be free to further prosecute their claims against BCBSMo arising from the 1994 Reorganization and Public Offering. Such action could materially adversely affect the operations of BCBSMo.

Agreement for Settlement of Certain Litigation Matters and Reorganization of RIT

Status of Proposed Settlement Agreements

     Following many developments in the litigation described below, on January 6, 2000, RIT, BCBSMo, the Missouri Attorney General, and the DOI signed the Amended and Restated Settlement Agreement which would, if consummated, resolve all outstanding litigation and regulatory issues between RIT, BCBSMo and their affiliates and the State of Missouri described below and would create an independent public benefit health care foundation. This agreement modified the principal settlement agreement first announced as a conceptual framework on April 22, 1998, which was reduced to definitive settlement agreements entered into on September 20, 1998, and subsequently modified on March 12, 1999 (as amended, the amended settlement agreement).

     The amended settlement agreement included a number of significant conditions and contingencies described further herein. Among those conditions were approval by an appropriate court and a judicial determination by the Circuit Court that the reorganization contemplated by the amended settlement agreement was lawful as to the subscribers of BCBSMo, RIT, and their affiliates. In the Amended and Restated Settlement Agreement that the parties signed on January 6, 2000, the parties removed the court approval and determination of lawfulness contingencies from their settlement agreement. That action was the result of the following events.

     On October 29, 1999, the Circuit Court entered an order disapproving the amended settlement agreements. BCBSMo, together with the Missouri Attorney General and the DOI, filed a notice of appeal from that order to the Missouri Court of Appeals for the Western District, and asked for immediate transfer of that appeal to the Missouri Supreme Court. BCBSMo and the Missouri Attorney General also notified the Missouri Supreme Court of the Circuit Court's disapproval of the amended settlement agreement, and asked the Missouri Supreme Court to (1) deem the Circuit Court's order final for purposes of appeal, (2) conduct its own review of the settlement agreement, and (3) enter a stay prohibiting Judge Brown and the Special Master from further proceedings, including consideration of alternatives, pending the appeal.

     The Supreme Court of Missouri accepted the appeal and stayed further proceedings in the Circuit Court. Counsel for the Special Master, whose role in these proceedings is described further herein, appeared in the appeal as Amici Respondents, charged with defending the order of the Circuit Court.

     Following oral arguments before the Supreme Court of Missouri on December 8, 1999, on December 9, the Supreme Court entered an order which stated that the parties had "failed to establish that court approval is required or authorized by law or that any such determination would be other than advisory." The Supreme Court stayed all proceedings until February 8, 2000, to permit the parties to dismiss the underlying lawsuit and the appeals.

     On January 6, 2000, the Amended and Restated Settlement Agreement was signed, thereby removing the conditions requiring court approval and a determination of lawfulness of the proposed reorganization. On January 6, 2000, the parties filed a joint stipulation of dismissal in the Cole County Circuit Court, dismissing all pending claims in that court in the principal litigation between the parties. On February 8, 2000, the parties moved for dismissal of the appeal pending in the Supreme Court of Missouri. The Supreme Court granted that motion and dismissed the appeals on February 9, 2000.

     The litigation underlying the settlement is described below. See "Litigation relating to the 1994 Reorganization and Public Offering."

Terms of the Proposed Settlement Agreement

     The principal terms of the Amended and Restated Settlement Agreement include the following:

     . BCBSMo would, through a series of transactions, (i) transfer its insurance-related assets, contracts and agreements and related liabilities to a wholly owned subsidiary of RIT; (ii) convert to a for-profit corporation; (iii) reincorporate in Delaware; and (iv) merge with RIT. Approximately 20% of the outstanding common stock of the resulting entity (referred to as New RIT) would be owned by RIT's current public shareholders and approximately 80% of the outstanding shares of New RIT would be owned by a charitable independent health care foundation (which equals the current aggregate ownership interests of the public shareholders and BCBSMo, respectively, in the equity of RIT).

     . BCBSMo would pay approximately $12.78 million to the Missouri Foundation For Health (in addition to $175 paid by New RIT).

     . The Missouri Foundation For Health would be required to liquidate its shares of New RIT stock over a prescribed period of time not to exceed seven years under a divestiture plan. The Foundation would be required to reduce its ownership of New RIT stock to less than 50% of the total outstanding stock of New RIT within three years of the closing of the reorganization, subject to possible extension, and to less than 20% of the total outstanding stock of New RIT within five years of the closing of the reorganization, subject to possible extension. The proceeds would be used for health care purposes. All but up to 5% of the shares of New RIT stock owned by the Foundation would be subject to a voting trust that would, with certain exceptions, effectively vest voting control of such shares of New RIT stock owned by the Foundation in the board of directors of New RIT on all matters except that the Foundation would have the right to vote as it deems appropriate on a change of control transaction involving New RightCHOICE.

     . The charter documents of New RIT would include the "basic protections" required by the Blue Cross and Blue Shield Association (BCBSA) of all of its for-profit licensees to provide for independence from the direction, control and influence of the Missouri Foundation For Health or any other shareholder. The "basic protections" would include limitations on the amount of New RIT stock that may be owned by certain categories of shareholders--(i) no "institutional" shareholder may own 10% or more of the voting power of New RIT, (ii) no "non-institutional" shareholder may own 5% or more of the voting power of New

          RIT, and (iii) no shareholder may own 20% or more of the equity of New RIT (with certain exceptions in the case of the Foundation as described above). Any shares owned by a shareholder in excess of the applicable ownership limits could be redistributed by New RIT.

     The transactions contemplated by the Amended and Restated Settlement Agreement are subject to a number of significant conditions and contingencies, including approval by various regulators and the shareholders of RIT, receipt of certain legal opinions, the receipt of rulings from the Internal Revenue Service or tax opinions regarding the tax-free nature of the transactions, and the satisfactory resolution of the Sarkis Litigation, which is now over. The Sarkis Litigation is described below under the caption Subscriber Class Action Litigation.


Litigation relating to the 1994 Reorganization and Public Offering

     In August 1994, BCBSMo effectuated the 1994 Reorganization and Public Offering. The DOI had formally approved the 1994 Reorganization and Public Offering on April 14, 1994. The DOI subsequently claimed that the 1994 Reorganization and Public Offering violated Missouri state laws and that BCBSMo was obligated to transfer all of its assets, including all of the stock of RIT that it owned, to the State of Missouri or a charity designated by the State of Missouri. The DOI threatened to bring legal action, seek a receivership, or terminate BCBSMo's insurance license unless BCBSMo surrendered its assets.

     BCBSMo's extensive efforts to resolve the dispute without litigation were unsuccessful. On May 13, 1996, BCBSMo filed a declaratory judgment action in the Circuit Court against the DOI and the Missouri Attorney General (the Missouri Attorney General was a necessary party due to his sole authority to enforce nonprofit corporation laws). The action sought a declaratory judgment that BCBSMo followed all applicable laws and regulations in the 1994 Reorganization and Public Offering resulting in the creation of RIT. It also sought a permanent injunction forbidding the DOI from refusing to renew BCBSMo's license or taking other administrative action against BCBSMo to pressure it into paying a "toll charge" or "charitable asset assessment" or any other fee as a result of the 1994 Reorganization and Public Offering.

     On June 13, 1996, the DOI filed an answer and counterclaims setting forth several affirmative defenses, including alleged fraud and negligent misrepresentation with respect to the application filed by BCBSMo seeking approval of the 1994 Reorganization and Public Offering. The counterclaims alleged violations of certain health services corporation and nonprofit corporation statutes. The DOI's counterclaims sought, among other things: (i) permanent injunctions against BCBSMo; (ii) imposition of a trust on BCBSMo's assets for public benefit purposes; (iii) return of profits from Medigap policies reinsured with a subsidiary; and (iv) an accounting of all assets transferred by BCBSMo.

     On June 20, 1996, the Missouri Attorney General filed an answer and counterclaim alleging that the 1994 Reorganization and Public Offering, and its continued operations through RIT and its subsidiaries, exceeded BCBSMo's statutory purposes. The Missouri Attorney General requested a declaration that BCBSMo exceeded its lawful authority and sought such relief as the Circuit Court would determine to be appropriate under the circumstances based on a statute that authorizes judicial dissolution or less drastic alternative relief in the Circuit Court's discretion.

     On September 9, 1996, the Circuit Court granted BCBSMo's motion for summary judgment against the DOI, rejected all of the DOI's affirmative defenses (including allegations of fraud), issued a permanent injunction against the DOI and declared that: (i) under Missouri law the DOI had no authority to demand that BCBSMo make a payment as a result of the 1994 Reorganization and Public Offering; (ii) under Missouri law the DOI had no jurisdiction to take any action, the practical effect of which would be to amend, modify or reverse the DOI's April 14, 1994 final administrative approval of the 1994 Reorganization and Public Offering; (iii) under Missouri law, the DOI had no jurisdiction to take any administrative action, including, but not limited to, revoking, suspending or refusing to renew BCBSMo's Certificate of Authority based in any way on the 1994 Reorganization and Public Offering or BCBSMo's refusal to make payment as the DOI had demanded; and (iv) (A) BCBSMo was a mutual benefit type of nonprofit corporation rather than a public benefit type of nonprofit corporation; (B) the 1994 Reorganization and Public Offering were authorized under all laws applicable to nonprofit health services corporations; and (C) BCBSMo did not owe the State or any person or entity a "toll charge," "charitable asset settlement" or any other payment as a result of the 1994 Reorganization and Public Offering (the September 9 Order). On December 30, 1996, the Circuit Court issued orders (described more fully below) modifying the findings and declarations set forth in (iv) above, on the grounds that it was legally unnecessary to resolve such issues because the Circuit Court had already ruled against the DOI for other reasons.

     The September 9 Order permanently enjoined the DOI from, among other things, (i) revoking, suspending or refusing to renew BCBSMo's insurance license based in any part upon the 1994 Reorganization and Public Offering; (ii) commencing a valuation of BCBSMo's assets and demanding a payment as a result of the 1994 Reorganization and Public Offering; (iii) commencing any administrative hearing or making any administrative determination based in any part upon the 1994 Reorganization and Public Offering; (iv) instituting any seizure, receivership, conservatorship or similar action or proceeding against BCBSMo based in any part upon the 1994 Reorganization and Public Offering; and (v) taking any other action, however denominated, against BCBSMo based in any part upon the 1994 Reorganization and Public Offering.

     On August 28, 1996, the DOI filed an amended answer asserting a new counterclaim that the 1994 Reorganization and Public Offering were not reasonably designed to serve any of BCBSMo's purposes as a health services corporation and sought a declaration that BCBSMo had exceeded or abused the authority conferred upon it by law. Under this counterclaim, the DOI sought an order to rehabilitate BCBSMo or, in the alternative, injunctive relief.

     On October 18, 1996, the Missouri Attorney General filed a motion for leave to file an amended counterclaim against BCBSMo that sought a declaration that BCBSMo was a public benefit corporation, not a mutual benefit corporation, and requested an order that BCBSMo amend its Articles of Incorporation accordingly. The Circuit Court granted the Missouri Attorney General's motion for leave to file the amended counterclaim.

     On December 30, 1996, the Circuit Court issued five orders (the December 30 Orders): (i) denying BCBSMo's motion for summary judgment against the Missouri Attorney General; (ii) granting the Missouri Attorney General's motion for partial summary judgment against BCBSMo; (iii) denying BCBSMo's supplemental motion for summary judgment against the DOI on their amended counterclaim; (iv) granting the DOI's motion for summary judgment against BCBSMo on their amended counterclaim; and (v) modifying, in part, the Circuit Court's previous September 9 Order. The December 30 Orders declared that (i) BCBSMo had continued to exceed or abuse its statutorily permissible purposes and the authority conferred on it by law; and (ii) BCBSMo is subject to judicial dissolution proceedings, but that prior to ordering dissolution, the Circuit Court is required to consider whether there are alternatives to dissolution and whether dissolution is in the public interest or is the best way of protecting the interests of its members.

     The Circuit Court also (i) certified the December 30 Orders and the September 9 Order, as modified, for immediate appeal; (ii) held in abeyance further proceedings on the Missouri Attorney General's counterclaim pending appeal; and (iii) stayed the legal effect of the order granting the Director and the DOI summary judgment pending the filing of an appeal bond (which BCBSMo promptly filed).

     On August 4, 1998, the Missouri Court of Appeals entered its opinion affirming the judgments entered December 30, 1996.

     On September 20, 1998, BCBSMo, RIT and certain of its affiliates entered into various settlement agreements with the Missouri Attorney General and certain state agencies, including the DOI. The settlement agreements, as most recently amended on January 6, 2000, principally, the Amended and Restated Settlement Agreement) are described above under the caption "Terms of the Proposed Settlement Agreements." If consummated, the Amended and Restated Settlement Agreement would resolve the outstanding litigation and regulatory disputes between BCBSMo and its affiliates and the State of Missouri, including the litigation related to the 1994 Reorganization and Public Offering, and create an independent public benefit health care foundation.

     Notwithstanding the fact that the litigation had not yet been remanded to the Circuit Court, on October 29, 1998, the Circuit Court "acting on its own motion" issued an Order (the October 29, 1998 Order) in the litigation. The October 29, 1998 Order provided for, among other things, the appointment of Robert G. Russell as receiver/custodian to, among other things, take exclusive possession and control of all of the issued and outstanding shares of the RIT common stock owned by BCBSMo. The October 29, 1998 Order cited concerns by the Circuit Court about the fairness of the transactions set forth in the settlement agreements, alleged conflicts of interest and the need for an independent examination of the proposed settlement and related issues. The October 29, 1998 Order also approved the engagement of legal counsel and an investment banker to advise the receiver/custodian. Had the October 29, 1998 Order not been void "from the beginning" as described below, a number of significant and adverse consequences would have resulted, including the automatic termination of BCBSMo's and RIT's Blue Cross and Blue Shield licenses and a resultant event of default under RIT's Credit Agreement.

     On November 2, 1998, BCBSMo filed a motion to vacate the October 29, 1998 order and a supporting memorandum. BCBSMo alleged therein that (i) the Circuit Court lacked jurisdiction to issue the October 29, 1998 Order because the case was still pending before the Missouri Supreme Court; (ii) the Circuit Court issued the order without notice and an opportunity to be heard; (iii) there were no exigent circumstances that would warrant the appointment of a receiver without due process; and (iv) the appointment of the receiver had the effect of frustrating the purpose for which the receiver was to be appointed, namely, the preservation of the nonprofit assets of BCBSMo.

     On November 2, 1998, BCBSA filed a complaint against BCBSMo, RIT, and their subsidiary licensed companies in the United States District Court for the Northern District of Illinois alleging that the appointment of the receiver/custodian caused the automatic termination of the licenses to use the Blue Cross and Blue Shield service marks. The complaint alleged service mark infringement and breach of license agreements as a result of the companies' continued use of the Blue Cross and Blue Shield service marks following the issuance of the October 29 Order. The BCBSA later dismissed its complaint (as described below under "Status of Blue Cross and Blue Shield licenses").

     On November 4, 1998, the Circuit Court issued an Order (the November 4 Order) vacating the October 29, 1998 Order and declaring it to be void "from the beginning." The Circuit Court, in issuing the November 4 Order, acknowledged that the significant and adverse consequences that could have resulted from the October 29, 1998 Order were unintended. On November 4, 1998, the Circuit Court also issued an Order (the November 4 Special Master Order) appointing a special master for the purpose of collecting and analyzing information related to the proposed settlement. The November 4 Special Master Order also approved the engagement of legal counsel and such financial advisors as are approved by the court to advise the special master. The effect of the November 4 Order was to void the October 29, 1998 Order as if it never existed. The special master, at that time, had expressed his interest in providing that RIT would continue its business in the normal course during his review.

     On November 6, 1998, the Circuit Court entered an Order of Reference (the November 6 Order), among other things, directing the special master to collect and analyze information as to the options and alternatives available to the Circuit Court for disposition of the remaining issues in the litigation, including, but not limited to, an examination of the settlement agreements. The special master was also directed to address several concerns of the Circuit Court that were originally outlined in the October 29, 1998 Order. The special master was further directed to investigate issues concerning the Blue Cross and Blue Shield licenses and marks and RIT's Credit Agreement.

     On November 19, 1998, the Blue Cross and Blue Shield license agreements were reinstated with addenda that provided, among other things, that the licenses would terminate on the date of the next scheduled meeting of the BCBSA Board of Directors, then March 11, 1999, unless extended by the Board of Directors of the BCBSA. On March 11, June 17, September 17 and November 19, 1999, the BCBSA Board of Directors extended the licenses until the next scheduled meeting. On March 9, 2000, the BCBSA Board of Directors unanimously voted to fully reinstate the licenses so that extensions on a "board to board" basis would no longer be required. See "Status of Blue Cross and Blue Shield licenses" below.

     On November 24, 1998, the Supreme Court of Missouri granted the motion of BCBSMo to accept transfer of the litigation related to the 1994 Reorganization and Public Offering and, as a result of this action, the opinion of the Missouri Court of Appeals dated August 4, 1998 (referred to above) is of no effect. The Supreme Court, on application of the parties, deferred briefing of the appeal pending review of the parties' settlement agreement in the Circuit Court.

     The special master conducted a series of public hearings on December 4, December 16, and December 22, 1998, and on February 4, 1999, where evidence related to the proposed settlement and other subjects was presented.

     At the public hearing on December 16, representatives of Blue Cross and Blue Shield of Kansas City presented an "alternative" to the proposed settlement agreement by suggesting that the Kansas City plan would acquire the assets of BCBSMo, including the stock of RIT that BCBSMo owns. The Kansas City plan's proposal provided for a cash purchase price of $13.50 per share for the shares of RIT held by the public and $15.25 per share for the other shares held by BCBSMo. The proposal included a number of conditions, such as a financing contingency and an obligation that all litigation of BCBSMo be resolved. This proposal was not made directly to RIT or BCBSMo.

     Following the completion of the hearings and other investigation, on February 10, 1999, the special master issued his 47-page report (the first report of the special master) which recommended that the settlement agreement "not be approved in its present form" and that the Circuit Court "withhold a ruling on the settlement agreement to give the parties and the public interest groups who had filed briefs and participated in the proceedings as "friends of the court" an opportunity to meet and confer, and engage in a good faith effort to address" concerns that were noted in the report of the special master. While the special master stated that "there are many things to commend the Settlement Agreement for the Court's approval," he indicated he had concerns with its terms that prevented him from recommending approval. Among the concerns he identified in his first report were: (1) whether the charitable independent health care foundation that would be created if the settlement were implemented would receive full value of the present assets of BCBSMo; (2) whether a contemplated method of divestiture of the New RIT shares to be held by the foundation--sale of the shares over time pursuant to a Voting Trust and Divestiture Agreement and Registration Rights Agreement--would yield full value for the shares; (3) whether the proposed provisions for governance of the foundation were reasonable; and (4) whether the provisions for the purposes of the charitable independent health care foundation were justified.

     Following the first report of the special master, the parties and the public interest groups discussed the concerns noted therein. On March 12, 1999, RIT, BCBSMo, the Missouri Attorney General, and the DOI entered into an Amendment to Settlement Agreement. The parties to the amended settlement agreement, together with certain consumer groups that had participated in the public hearings, filed with the Circuit Court a joint motion seeking approval of the amended settlement agreement.

     On March 12, 1999, the parties also filed with the Circuit Court their respective objections and comments to the first report of the special master. In its objections, BCBSMo asserted that the special master made certain erroneous factual and unjustified legal conclusions in the report and requested the Circuit Court to approve the amended settlement agreement.

     Although the Missouri Supreme Court initially had stayed the briefing schedule for 120 days in the proceedings before it in order to permit the proceedings in the Circuit Court concerning review of the settlement agreement to go forward, that stay was lifted and oral arguments were heard by the Missouri Supreme Court on September 8, 1999. Following the oral arguments, on September 9, 1999, the Supreme Court entered an order that the Circuit Court "finally dispose" of the amended settlement agreement.

     The special master conducted public hearings on September 3, and October 4, 1999. On October 8, 1999, he issued a second report (the second report of the special master). The second report recommended that the amended settlement agreement be disapproved because it failed to provide for the full value of the BCBSMo assets for the public. The report also suggested that the settlement should provide for the forced sale of RIT or provide that the foundation should have the right to cause the sale of RIT.

     On October 29, 1999 the Circuit Court issued an order in which it disapproved the amended settlement agreement. Subsequent proceedings were then had as described above under the caption "Status of Proposed Settlement Agreements."

     On January 6, 2000, as a result of the Amended and Restated Settlement Agreement, the parties filed a joint notice of dismissal without prejudice of the pending claims in the lawsuit in the Circuit Court of Cole County in which the Attorney General and the DOI contended that BCBSMo were in violation of the Missouri health services corporation law and non-profit corporation law. On February 8, 2000, BCBSMo, the Attorney General and DOI moved in the Missouri Supreme Court to dismiss their pending appeals in that litigation. Their motions were granted on February 9, 2000.

     An effect of the dismissal of these appeals is to leave in place, without further right of appeal, the December 30, 1996 Orders, particularly the finding that BCBSMo violated the non-profit law through the continued operation of RIT. If the Settlement Agreement is not consummated, the Attorney General and DOI remain free to seek further relief in enforcement of those judgments, including seeking to terminate the Certificate of Authority of BCBSMo and seeking to dissolve BCBSMo under the Missouri non-profit corporation law.


Subscriber class action litigation

     On March 15, 1996, a suit (the Sarkis Litigation) was filed in the Circuit Court of the City of St. Louis, Missouri (the St. Louis Circuit Court), by Anthony J. Sarkis, Sr. and James Hacking individually and on behalf of a purported class of (i) subscribers in individual or group health plans insured or administered by BCBSMo or RIT, and (ii) all persons and/or entities who benefited from BCBSMo's tax-exempt status (the Sarkis plaintiffs). The petition named RIT, BCBSMo, HealthLink, Inc. (a subsidiary of RIT), and certain officers of BCBSMo and RIT as defendants. The named plaintiffs later abandoned their claim to represent all persons or entities that benefited from BCBSMo's tax-exempt status.

     The Sarkis plaintiffs' claims related to an alleged conversion of BCBSMo from a not-for-profit entity to a for-profit entity and payment of excessive compensation to management. The petition further alleged that certain amendments to BCBSMo's Articles of Incorporation were improper. The petition also alleged that the purchase of HealthLink was at an excessive price and that HealthLink operates under contracts providing for illegal discounts by health care providers. The Sarkis plaintiffs sought restitution, compensatory damages and punitive damages in unspecified amounts, as well as injunctive and other equitable relief.

     On November 4, 1998, the St. Louis Circuit Court issued its judgment and order granting the motion of the defendants to dismiss the action for lack of standing and entering judgment in favor of the defendants. The Sarkis plaintiffs appealed the St. Louis Circuit Court's order. James Hacking later dismissed his appeal, leaving Anthony Sarkis as the only appellant.

     On February 1, 2000, the Missouri Court of Appeals entered an Order affirming the judgment of dismissal entered in the St. Louis Circuit Court on November 4, 1998. Appellant did not file a motion for rehearing or an application for transfer of the appeal to the Missouri Supreme Court. As a result, the Sarkis Litigation is now over.

     The obligations of the parties to consummate the reorganization contemplated by the Amended and Restated Settlement Agreement is conditioned upon, among other things, satisfactory final resolution of the Sarkis Litigation. This condition is now fully satisfied.

     Anthony Sarkis, as a representative of a subscriber class, is also a party in the actions described below under "Litigation relating to corporate status of BCBSMo."

Litigation relating to corporate status of BCBSMo

     On November 3, 1997, BCBSMo filed an action in the Circuit Court against the Missouri Attorney General seeking declarations that (1) BCBSMo is a mutual benefit type of nonprofit corporation under Chapter 355 of the Missouri Revised Statutes; and (2) BCBSMo does not hold its assets in constructive, charitable, or other trust for the benefit of the public generally, but rather holds its assets for the benefit of its subscribers. The action was filed in response to continued public and private statements by the Missouri Attorney General, the DOI and others that BCBSMo was a public benefit type of nonprofit corporation that held its assets for the benefit of the public generally. The Missouri Attorney General filed an answer and counterclaim seeking a declaration that BCBSMo is a public benefit type of nonprofit corporation.

     On June 10, 1998, Anthony Sarkis and James Hacking (plaintiffs in the Sarkis Litigation described above under "Subscriber class action litigation") moved to intervene in this action as plaintiffs. Sarkis and Hacking are or have been subscribers of BCBSMo. They sought to intervene, contending that the present parties to the action would not adequately represent their interests in the resolution of the question whether BCBSMo is a public benefit or a mutual benefit corporation. Thereafter, BCBSMo moved to file an amended petition adding Sarkis, Hacking and the DOI as parties to the action. For its relief, BCBSMo sought, among other things, a declaration of its status as a public benefit or mutual benefit corporation. The Circuit Court granted BCBSMo's motion to file the amended petition on August 17, 1998.

     On June 17, 1999, the Circuit Court determined that this action would go forward as a class action for declaratory relief. On that date, Sarkis and Hacking dismissed all claims other than their claims for declaratory relief. On July 6, 1999, the Attorney General of Missouri filed a motion for a summary judgment declaring that BCBSMo is a public benefit corporation. On August 5, 1999, BCBSMo filed a motion for summary judgment that the class representatives and the class lack standing to assert the claims for declaratory relief that they are asserted. Those motions for summary judgment are under submission to the Circuit Court.

     If BCBSMo is declared to be a mutual benefit type of nonprofit corporation that does not hold its assets for the benefit of the public generally, BCBSMo would be required to exercise its ownership interest in RIT consistent with the best interests of BCBSMo's subscribers, subject to any final rulings made in the litigation described elsewhere herein. If BCBSMo is declared to be a public benefit type of nonprofit corporation or if it is declared that BCBSMo holds assets for the benefit of the public generally, BCBSMo would be required to exercise its ownership interest in RIT consistent with the best interests of the public at large. The subscriber class in this action has requested a declaration that BCBSMo may not lawfully transfer its assets to a charitable trust. If a judgment is entered after the reorganization is completed, the company resulting from the reorganization, referred to herein as New RIT, could be obligated to pay substantial money damages. It is also possible, although BCBSMo believes unlikely, that a court could order that the reorganization be rescinded. If an order like that was entered, it would have a material adverse effect on New RIT.


Litigation relating to the Market Conduct Study and Copayment Calculations

     On February 11, 1998, the DOI filed a Notice of Institution of Case (the Market Conduct Proceeding) relating to a market conduct examination of RIT and its affiliates. On January 6, 2000, the settlement agreement relating to these proceedings was consummated, and the Market Conduct Proceeding was dismissed.

     On February 9, 1998, the Missouri Attorney General filed suit against RIT, BCBSMo, BlueCHOICE, Healthy Alliance Life Insurance Company (HALIC, a subsidiary of RIT), and Preferred Health Plans of Missouri, Inc. (a subsidiary of RIT) in the Circuit Court seeking injunctive relief, compensatory damages and civil penalties under Missouri's Merchandising Practices Act for the way in which RIT disclosed and marketed co-payment amounts prior to January 1996 (the Attorney General Co-Payment Claim). BCBSMo and RIT discontinued the challenged co-payment practices in January 1996.

     On September 20, 1998, BCBSMo and RIT entered a settlement agreement with the Attorney General for resolution of the Attorney General Co-Payment Claim conditioned on court approval of the separate principal settlement agreement of September 20, 1998 described above under the caption Terms of the Settlement Agreement. The Attorney General Co-Payment Claim was dismissed by the Missouri Attorney General without prejudice pending the approval of the amended settlement agreement described above.

     On January 6, 2000, the parties agreed to remove the court approval condition precedent to consummating the settlement of the Attorney General Co-Payment Claim. The settlement is now completed.

Status of Blue Cross and Blue Shield licenses

     On March 9, 2000, after a period of "board to board" extensions resulting from the pendency of the principal litigation with the State of Missouri, the BCBSA Board of Directors voted to reinstate the full licenses for BCBSMo and its licensed affiliates. This action followed the dismissal of the principal litigation pursuant to the Amended and Restated Settlement Agreement described above under "Agreement for Settlement of Certain Litigation Matters and Reorganization of RIT." Important events that preceded this reinstatement are described in the following paragraphs.

     The October 29 Order (as described above under "Litigation relating to the 1994 Reorganization and Public Offering") provided for the appointment of Robert
G. Russell as receiver/custodian to, among other things, take exclusive possession and control of all of the issued and outstanding shares of RIT's Class B Common Stock, all of which is owned by BCBSMo. On November 2, 1998, the BCBSA notified BCBSMo, RIT and their licensed affiliates that their licenses to use the Blue Cross and Blue Shield service marks had terminated automatically pursuant to their terms on October 29, 1998, as a result of the October 29 Order, and filed a complaint against BCBSMo, RIT and their licensed affiliates alleging service mark infringement and breach of license agreements as a result of the continued use of the service marks following the issuance of the October 29 Order (the BCBSA Complaint). On November 4, 1998, after BCBSMo filed a motion seeking a revocation of the October 29 Order and supporting memorandum, the Circuit Court issued the November 4 Order and the November 4 Special Master Order. The November 4 Order set aside the October 29 Order and declared it to be "void from the beginning." The November 4 Special Master Order appointed Robert
G. Russell as special master for the purpose of collecting and analyzing information related to the proposed settlement of the litigation described above. On November 6, 1998, the Court issued an Order of Reference for the special master. As a result of the November 4 Order, the BCBSA agreed to dismiss the BCBSA Complaint.

     Each of the reinstated license agreements approved by the BCBSA on November 19, 1998 included an addendum that provided, among other things, that the licenses granted under such license agreements would be reviewed by the BCBSA at the next regularly scheduled meeting of the BCBSA Board of Directors (originally, March 11, 1999). If, on or before such date, the BCBSA did not extend the termination dates for the license agreements until the next regularly scheduled meeting of the BCBSA Board of Directors after such date, or otherwise modify the addenda, the license agreements would have terminated. This "board-to-board" extension of the license agreements has been adopted in conjunction with the issuance of reinstated licenses granted to other BCBSA licensees following a license termination. On March 11, June 17, September 17, and November 19, 1999, the Board of Directors of the BCBSA unanimously voted to extend BCBSMo's licenses to use the Blue Cross and Blue Shield name and service marks until the next scheduled meeting of the BCBSA Board of Directors.

     The licenses (which include the primary licenses granted to BCBSMo and the controlled affiliate licenses to RIT, HALIC and BlueCHOICE) give these companies the right to use the Blue Cross and Blue Shield names and service marks in connection with health insurance products marketed and sold in BCBSMo's licensed operating area (consisting of 85 counties in eastern and central Missouri). The licenses require BCBSMo, RIT, HALIC and BlueCHOICE to pay license fees to BCBSA for the use of the marks. These license fees have aggregated approximately $0.7 million to $0.8 million per year for 1997 through 1999. BCBSMo's portion of the aggregate fee was approximately $0.1 million annually for all three years and was based on BCBSMo's total revenue as compared to all four of these licensed companies. BCBSMo expects to continue to incur annual license fees of similar amounts; however, the amounts may vary from year to year based on the aggregate total revenue of BCBSMo, RIT, HALIC and BlueCHOICE as compared to that of all Blue Cross and Blue Shield licensees, the total revenue of BCBSMo as compared to that of RIT, HALIC and BlueCHOICE, as well as changes adopted by BCBSA to its overall formulas for computing the license fees.

     Each of the licenses provides that it automatically terminates if, among other things: (i) the DOI or another regulatory agency assumes control of the licensee or delinquency proceedings are instituted; (ii) a trustee, interim trustee, receiver or other custodian for any of BCBSMo's or the BCBSA's property or business is appointed, or (iii) an action is instituted by any governmental entity or officer against the licensee seeking dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or custodian for any of its property or business, which is consented or acquiesced to by the licensee or is not dismissed within 130 days of the licensee being served with the pleading or document commencing the action, provided that if the action is stayed or its prosecution enjoined, the 130-day period is tolled for the duration of the stay or injunction, and provided further that the BCBSA's Board of Directors may toll or extend the 130-day period at any time prior to its expiration. Each license also provides that it may be terminated by BCBSA if, among other things, the licensee fails to meet certain quality control standards or minimum capital or liquidity requirements. Pursuant to the addendum, which became part of the reinstated license agreements following the November 19, 1998 BCBSA Board meeting, an automatic termination will also occur
(i) if the BCBSA Board does not take action to extend the licenses on or before the date of the next regularly scheduled BCBSA Board meeting, and (ii) upon any judicial act that (a) provides for or approves a transaction pursuant to which a person, entity or group other than the licensees of BCBSA, acquires the ability to select the majority of the members of the Board of Directors of BCBSMo, RIT or certain of its affiliates or otherwise gains control of BCBSMo, RIT or such affiliates, or (b) changes the composition of, or the voting rights of the members of the Board of Directors of BCBSMo, RIT or such affiliates. The foregoing provision does not apply to a settlement or resolution of the litigation described above that complies with all BCBSA rules, regulations and standards and is approved by or conditioned on the approval of the BCBSA. In addition, the licenses may be terminated if BCBSMo, RIT, or certain subsidiaries of RIT are unable to achieve certain financial benchmarks as required by the BCBSA.

     The affiliate licenses are derivative of the primary licenses and automatically terminate if the primary licenses terminate. According to their terms, if a license is terminated, BCBSMo, RIT, HALIC and BlueCHOICE are jointly liable to the BCBSA for payment of a termination fee in an amount equal to $25 times the number of licensed enrollees of the terminated entity and its licensed controlled affiliates, and must give written notice of such termination to their enrollees. In connection with the reinstatement described above, the BCBSA waived the application of these provisions to the alleged automatic termination resulting from the entry of the October 29 Order.

     BCBSMo and RIT believe that the exclusive right to use the Blue Cross and Blue Shield names and service marks provide them and their controlled affiliates with a marketing advantage in BCBSMo's licensed operating area, the loss of which would have a material adverse effect on BCBSMo and RIT and the market for RIT's stock. In addition, the loss of the licenses would be an event of default under RIT's Credit Agreement which, if not waived or otherwise addressed, could result in a material adverse effects on BCBSMo.

     In connection with the settlement agreements described above under "Status of Proposed Settlement Agreements," BCBSMo and RIT have filed a request with the BCBSA to transfer its primary license to New RIT as part of the transactions contemplated by the Amended and Restated Settlement Agreement. The BCBSA had conditionally approved the transfer as proposed under the Amended and Restated Settlement Agreement. There can be no assurance that the transactions contemplated by the Amended and Restated Settlement Agreement will be effected. The failure to consummate the transactions contemplated by the Amended and Restated Settlement Agreement could have a material adverse effect on BCBSMo.

Other contingencies

     In addition to the matters described above, from time to time in the ordinary course of business, BCBSMo and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims relating to the denial of health care benefits. In some cases, plaintiffs may seek substantial punitive damages. The loss of even one of these claims, if it resulted in a significant punitive damage award, could adversely affect BCBSMo's financial condition or results of operation. The risk of potential liability under punitive damage theories also may make reasonable settlements of claims more difficult to obtain.

     In addition, plaintiffs continue to bring new types of purported legal claims against health services corporations such as BCBSMo. BCBSMo cannot determine with any certainty the impact that these evolving theories of recovery may have on the health care industry in general or on BCBSMo or its subsidiaries in particular.

     BCBSMo anticipates that it will have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded.

Update to contingencies through December 12, 2000 (unaudited)

     On November 30, 2000, all of the conditions to the reorganization were satisfied or waived by the appropriate party and the reorganization and the related settlement were closed. As a result of the reorganization and related settlement, all outstanding litigation and regulatory issues between RIT, BCBSMo and their affiliates and the State of Missouri as described above have been resolved. There remains pending, however, litigation relating to the corporate status of BCBSMo which is described in the following paragraph and elsewhere herein.

     Although these matters have been settled and resolved as between RIT, BCBSMo, their affiliates and the State of Missouri, reference is made to the litigation described above under the caption "Litigation relating to corporate status of BCBSMo." On November 3, 2000, the Circuit Court of Cole County entered a Final Order and Judgment in the case ruling that BCBSMo was a public benefit corporation, holding its assets for the benefit of the general public, rather than a mutual benefit corporation, holding its assets for the benefit of its subscribers. This ruling was consistent with the positions taken by all the parties to the settlement agreement. On December 12, 2000, Mr. Sarkis, on behalf of the subscriber class, appealed this ruling. If the judgment of the circuit court is reversed, New RIT, as successor to BCBSMo, could be obligated to pay substantial money damages. It is also possible that if such a judgment were entered following this appeal, a court could order that the reorganization be rescinded, although New RIT believes that this would be unlikely.

     BCBSMo is a party to a lawsuit captioned Dierkes v. BCBSMo and RightCHOICE Managed Care, Inc. presently pending in the Circuit Court of the City of St. Louis, Missouri. In the action, plaintiffs seek to represent a class and assert various allegations, including breach of contract and misrepresentation, relating to BCBSMo's alleged failure to comply with certain regulations of the Missouri Department of Insurance concerning premium rate increases for its Medicare supplement policies for the years 1992, 1993, and 1994. The action was originally filed in August 1995. In July 1997, the Circuit Court of the City of St. Louis granted summary judgment on all counts on behalf of BCBSMo and dismissed the case. In June 1998 the Missouri Court of Appeals Eastern District affirmed the decision of the circuit court dismissing the case. Upon transfer, in April 1999, the Missouri Supreme Court reversed in part and remanded the case to the Circuit Court of the City of St. Louis for further proceedings. Since that time, the parties have engaged in additional discovery. BCBSMo intends to continue to vigorously defend the action.

11. Statutory information

     The operations of the company are subject to regulation and supervision by regulatory authorities of the various jurisdictions in which the company is licensed to conduct business. Regulatory authorities exercise extensive supervisory power over the licensing of insurance companies; the amount of reserves that must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. The company is required to file periodic statutory financial statements in the State of Missouri where the company is licensed. Additionally, these companies are also periodically examined by the insurance departments of the jurisdictions in which they are licensed to do business.

     In addition to minimum capital requirements imposed by BCBSA, the company and regulated subsidiaries of RIT must comply with certain minimum statutory surplus requirements in each of the states in which they operate. Combined statutory surplus of BCBSMo and RIT's insurance and HMO subsidiaries was $230,186 and $195,046 at December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, BCBSMo and RIT's subsidiaries were required to maintain a combined minimum of $88,347 and $79,069, respectively, of combined statutory surplus in order to meet minimum BCBSA capital and statutory surplus requirements in the company's and RIT's subsidiaries' states of domicile.

     The company prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the Missouri Departments of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance (the Codification), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The NAIC has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. Management believes that it is more likely than not that the Missouri legislature will enact the Codification. The company has not estimated the potential effect of the Codification guidance if adopted.


12. Transactions with RightCHOICE

     Pursuant to an administrative services agreement, the company receives certain administrative and support services, including computerized data processing and management information systems, telecommunication systems and accounting, finance, legal, actuarial and other management services from RIT. These expenses are allocated to and paid by BCBSMo in an amount equal to the direct and indirect costs and expenses incurred in furnishing these services. In addition, RIT provides services to BCBSMo, including health plan services, processing claims related to such plans, provider contracting, market research, and advertising.

     These services are reimbursed on a basis that management believes approximates cost. Management of BCBSMo and RIT consider the allocation methodologies and cost approximations related to the intercompany services and lease arrangements to be reasonable and appropriate. General and administrative expense includes net intercompany charges allocated to BCBSMo by RIT for the respective periods, as follows:

                                                   Year ended December 31,
                                                   -----------------------
                                                 1999        1998       1997
                                                 ----        ----       ----

     Services provided by RIT..............    $16,798     $15,642     $12,792
     Services provided to RIT..............       (212)       (397)       (586)
                                               -------     -------     -------
          Net expense allocated to BCBSMo..    $16,586     $15,245     $12,206
                                               =======     =======     =======

     The company provides office space and parking facilities to RIT pursuant to lease agreements between BCBSMo's real estate subsidiaries and RIT. The services provided to RIT caption above do not include $4,858, $4,014, and $3,850 for 1999, 1998, and 1997, respectively, representing the related party rental income collected by BCBSMo's real estate subsidiaries from RIT, net of BCBSMo's rental expense related to its office space sublease from RIT. BCBSMo has intercompany payables and receivables between the company and RIT, which include $9.8 million of payables and $3.4 million of receivables related to the BCBSMo transfer of all economic risks and rewards on certain insurance policies originally issued by BCBSMo, pursuant to a reinsurance agreement. In addition, the intercompany receivables and payables include net intercompany transactions for general and administrative expenses as well as intercompany tax settlements, settled on a quarterly basis. Additional amounts of receivables and payables relate to the company's cash management activity which is typically settled between BCBSMo and RIT on a monthly basis.

13. Segment information

     The company operates in three segments which it defines as underwritten, self-funded, and other. The company's underwritten segment includes a limited set of PPO products, primarily comprised of the Federal Employee Program (FEP). The company's self-funded segment includes national service accounts through the BCBSA for which BCBSMo accepts no underwriting risk. The other segment primarily includes the company's real estate assets and related rental and lease revenues and expenses. All of the company's revenues, including underwritten premiums and self-funded fees and other income and real estate rental revenue, are derived from domestic (United States) sources. Federal Employee Program comprised 74.2%, 76.9% and 79.0% of total revenues in 1999, 1998, and 1997, respectively.

     Operating income for the company's underwritten segment is determined by deducting from premium revenue the health care service costs, commissions, and general and administrative expenses, that are attributable to that segment's operations. Operating income for the self-funded segment is determined by deducting from fees and other income the commissions, and general and administrative expenses attributable to the segment. Operating income for the other segment is determined by deducting from rental revenues the general and administrative expenses (including depreciation) attributable to the segment. Expenses not directly traceable to an industry segment are allocated on a consistent and reasonable basis utilizing membership, groups, claims, and other key drivers. Corporate identifiable assets for the underwritten and self-funded segments include only receivables from members because the company does not produce more detailed information for these segments internally. Corporate identifiable assets for the company's other segment includes the net book value for the company's real estate and related assets. Intersegment revenues are not material. Financial information by segment is as follows:

                                                                                               Self-
                                                                            Underwritten       funded       Other      Consolidated
                                                                            ------------      -------      -------     ------------
     As of and for the nine months ended September 30, 2000 (unaudited)
     Revenues...........................................................       $71,138        $14,770      $ 5,651          $91,559
     Operating (loss) income............................................          (498)         3,225        2,006            4,733
     Non-recurring charges..............................................           771            160           61              992
     Depreciation and amortization expense..............................                            3        2,088            2,091
     Receivables from members...........................................        16,791            421                        17,212
     Real estate assets.................................................                                    59,865           59,865

                                                                                                Self-
                                                                               Underwritten    funded        Other     Consolidated
                                                                               ------------    -------      -------    ------------
     As of and for the nine months ended September 30, 1999 (unaudited)
     Revenues...........................................................         $64,793       $13,267      $ 5,618        $ 83,678
     Operating income...................................................             995         4,750        2,126           7,871
     Non-recurring charges..............................................           1,794           367          156           2,317
     Depreciation and amortization expense..............................               4             6        2,102           2,112
     Receivables from members...........................................          13,797           487                       14,284
     Real estate assets.................................................                                     62,548          62,548

                                                                                                Self-
                                                                               Underwritten    funded        Other     Consolidated
                                                                               ------------    -------      -------    ------------
     As of and for the year ended December 31, 1999
     Revenues...........................................................         $85,393       $17,856      $ 7,498        $110,747
     Operating (loss) income............................................            (508)        6,112        2,794           8,398
     Non-recurring charges..............................................           2,900           607          254           3,761
     Depreciation and amortization expense..............................               5             7        2,801           2,813
     Receivables from members...........................................          16,102           411                       16,513
     Real estate assets.................................................                                     61,928          61,928

                                                                                                Self-
                                                                               Underwritten    funded        Other     Consolidated
                                                                               ------------    -------      -------    ------------
     As of and for the year ended December 31, 1998
     Revenues...........................................................         $80,672       $13,132      $ 6,617        $100,421
     Operating (loss) income............................................            (448)        1,157        1,859           2,568
     Depreciation and amortization expense..............................              16            24        2,756           2,796
     Receivables from members...........................................          19,366           997                       20,363
     Real estate assets.................................................                                     64,534          64,534

                                                                                                Self-
                                                                               Underwritten    funded        Other     Consolidated
                                                                               ------------    -------      -------    ------------
     As of and for the year ended December 31, 1997
     Revenues...........................................................         $81,322       $11,232      $ 5,548        $ 98,102
     Operating (loss) income............................................          (5,883)          621        1,228          (4,034)
     Depreciation and amortization expense..............................              26            37        2,462           2,525
     Receivables from members...........................................          17,623           160                       17,783
     Real estate assets.................................................                                     76,295          76,295

     The following table sets forth revenue (in thousands) by product group for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998, and 1997.

                                          For the nine months ended September  30,           For the year ended December 31,
                                          ----------------------------------------           -------------------------------
                                                    2000           1999                     1999           1998          1997
Product Group                                    (unaudited)   (unaudited)
-------------                                    ----------    ----------                   ----           ----          ----
Underwritten:
     Federal Employee Program...........           $69,141       $62,277                 $ 82,153        $ 77,187       $77,473
     Other..............................             1,997         2,516                    3,240           3,485         3,849
                                                   -------       -------                 --------        --------       -------
         Total premium revenue..........            71,138        64,793                   85,393          80,672        81,322
ASO/Self-funded and other fees..........            14,770        13,267                   17,856          13,132        11,232
Other...................................             5,651         5,618                    7,498           6,617         5,548
                                                   -------       -------                 --------        --------       -------
         Total revenues.................           $91,559       $83,678                 $110,747        $100,421       $98,102
                                                   =======      ========                 ========        ========       =======

14. Quarterly financial information (unaudited)

                                                                           Three months ended
                                                                           ------------------
                                                              31-Mar      30-Jun       30-Sep       31-Dec
                                                              ------      ------       ------       ------
        1999
        ----
        Total revenues.................................       $25,387     $28,598      $29,693      $27,069
        Operating expenses.............................        24,031      26,574       25,202       26,542
        Operating income...............................         1,356       2,024        4,491          527
        Investment income, net.........................           310         386          535          664
        Other (expense) income, net....................           (67)        147          (34)          (6)
        Income before taxes and accounting change......         1,599       2,557        4,992        1,185
        Provision for income taxes.....................           617       1,150        1,850          648
        Income before accounting change................           982       1,407        3,142          537
        Cumulative effect of accounting change.........         1,076
                                                              -------     -------      -------      -------
        Net (loss) income..............................       $   (94)    $ 1,407      $ 3,142      $   537
                                                              =======     =======      =======      =======
        Membership (in thousands)......................           143         142          155          155
                                                              =======     =======      =======      =======

                                                                           Three months ended
                                                                           ------------------
                                                              31-Mar      30-Jun       30-Sep       31-Dec
                                                              ------      ------       ------       ------
        1998
        ----
        Total revenues.................................       $25,885     $24,998      $24,125      $25,413
        Operating expenses.............................        25,565      25,041       22,824       24,423
        Operating income (loss)........................           320         (43)       1,301          990
        Investment income (loss), net..................           187         149          181       (5,125)
        Other (expense) income, net....................           (89)        (40)         163           77
        Income (loss) before taxes.....................           418          66        1,645       (4,058)
        Provision (benefit) for income taxes...........           151          23          578       (1,415)
                                                              -------     -------      -------      -------
        Net income (loss)..............................       $   267     $    43      $ 1,067      $(2,643)
                                                              =======     =======      =======      =======
        Membership (in thousands)......................           135         131          132          127
                                                              =======     =======      =======      =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Blue Cross and Blue Shield of Missouri:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in net assets representing reserve for protection of members and of cash flows present fairly, in all material respects, the financial position of Blue Cross and Blue Shield of Missouri Historical Carve-Out and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Notes 1 and 10 to the consolidated financial statements, Blue Cross and Blue Shield of Missouri is being merged with RightCHOICE Managed Care, Inc. ("RIT") as part of a Settlement Agreement with the State of Missouri. These historical carve-out financial statements prepared for the purpose of this proxy statement prospectus exclude all the assets and liabilities and results of operations and cash flows of RIT, a majority owned subsidiary of Blue Cross and Blue Shield of Missouri.


                                   /s/ PRICEWATERHOUSECOOPERS LLP
                                   ------------------------------
                                       PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri
February 9, 2000, except for Note 10
  for which the date is March 9, 2000